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As filed with the Securities and Exchange Commission on December 9, 2019

Registration No. 333-234666

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

55F, Ping An Financial Center
No. 5033 Yitian Road, Futian District
Shenzhen, Guangdong
People's Republic of China
+86-21-2066-0625
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, N.Y. 10168
+1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey D. Karpf, Esq. Cleary, Gottlieb, Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 +1 212-225-2000	Shuang Zhao, Esq. Cleary, Gottlieb, Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road Causeway Bay, Hong Kong +852 2521-4122	Chris K.H. Lin, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

           † The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)

Ordinary shares, par value US$0.00001 per share(1)	124,200,000	US$4.67	US$579,600,000.00	US$75,232.00

(1)
American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-235321). Each American depositary share represents three ordinary shares.

(2)
Includes ordinary shares that are issuable upon the exercise of the underwriters' over-allotment option. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 2 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement, filed on December 2, 2019.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Mapcal Limited	October 30, 2017	1	nil
Bo Yu Limited	December 4, 2017	398,699,999	NA
Sen Rong Limited	December 4, 2017	501,300,000	NA
FinTech Business Innovation LPS	January 31, 2018	1,333,334	US$10,000,005
SBI Holdings, Inc.	January 31, 2018	1,333,334	US$10,000,005
SBI Stellars Fintech Fund I LP	January 31, 2018	27,333,334	US$205,000,005
SBI Stellars Fintech Fund II LP	January 31, 2018	1,999,998	US$14,999,985
SBI Stellars Fintech Fund III LP	January 31, 2018	32,000,000	US$240,000,000
Jumbo Sheen Fintech Investment Co., Ltd.	January 31, 2018	5,333,334	US$40,000,005
Oceanwide Financial Technology Co., Ltd.	January 31, 2018	4,000,000	US$30,000,000
BOCOMI Hermitage Global Fintech Fund LP	January 31, 2018	4,666,666	US$34,999,995
Fangyuan Investment Management Limited	January 31, 2018	4,666,666	US$34,999,995
Huateng Fintech Co., Ltd.	January 31, 2018	2,000,000	US$15,000,000
Bloom Vast Limited	January 31, 2018	2,000,000	US$15,000,000
SVF FAX SUBCO (SINGAPORE) PTE. LTD.	April 10, 2018	13,333,333	US$100,000,000
National Dream Limited	March 11, 2019	1,748,501	US$13,113,758
Blossom View Limited	November 27, 2019	563,714	US$4,227,855
Gold Planning Limited	November 27, 2019	140,930	US$1,056,975
Great Lakes Global Limited	November 26, 2019	1,267,520	US$9,506,400
Share Incentive Awards
Certain directors, officers and employees	From November 7, 2017 to September 2019	Outstanding options to purchase 24,168,250 ordinary shares and 2,306,000 outstanding performance share units	Past and future services to us

Item 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        a)    Exhibits

        See Exhibit Index beginning on page II-4 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

        b)    Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 OneConnect Financial Technology Co., Ltd.

Exhibit Index

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement

3.1	**	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	**	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering

4.1	**	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	**	Registrant's Specimen Certificate for Ordinary Shares

4.3	**	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4	**	Registration Rights Agreement between Registrant and other parties thereto date October 17, 2019

4.5	**	Joinder Agreement to Registration Rights Agreement between the Registrant and other parties thereto dated November 28, 2019

5.1	**	Opinion of Maples & Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	**	Opinion of Maples & Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	**	Opinion of Haiwen & Partners regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	**	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.2	**	English translation of Form of Employment Agreement between the Registrant and its executive officers

10.3	**	English translation of the executed amended and restated equity pledge agreement entered into by and among Shenzhen OneConnect Technology, Shenzhen OneConnect, shareholders of Shenzhen OneConnect, Jie Li, Liang Xu, Wenjun Wang and Wenwei Dou dated September 16, 2019

10.4	**	English translation of the executed amended and restated shareholder voting proxy agreement entered into by and among Shenzhen OneConnect Technology, Shenzhen OneConnect, subsidiaries of Shenzhen OneConnect, shareholders of Shenzhen OneConnect, Jie Li, Liang Xu, Wenjun Wang and Wenwei Dou dated September 16, 2019

10.5	**	English translation of the form letter of undertakings

10.6	**	English translation of the form spousal consent letters issued by the spouses of Jie Li, Liang Xu, Wenjun Wang and Wenwei Dou

10.7	**	English translation of the executed amended and restated exclusive business cooperation agreement entered into by and between Shenzhen OneConnect Technology and Shenzhen OneConnect dated September 16, 2019

Exhibit Number		Description of Document
10.8	**	English translation of the executed amended and restated exclusive equity option agreement entered into by and among Shenzhen OneConnect Technology, Shenzhen OneConnect, shareholders of Shenzhen OneConnect, Jie Li, Liang Xu, Wenjun Wang and Wenwei Dou dated September 16, 2019

10.9	**	English translation of the executed amended and restated exclusive asset purchase option agreement entered into by and among Shenzhen OneConnect Technology, Shenzhen OneConnect, shareholders of Shenzhen OneConnect, Jie Li, Liang Xu, Wenjun Wang and Wenwei Dou dated September 16, 2019

10.10	**	English translation of letter of confirmation entered into by Shanghai OneConnect Block Chain Technology Co., Ltd. dated September 16, 2019

10.11	**	Share Subscription Agreement between the Registrant and Blossom View Limited dated September 23, 2019

10.12	**	Share Subscription Agreement between the Registrant and Gold Planning Limited dated September 23, 2019

10.13	**	Share Subscription Agreement between the Registrant, Great Lakes Global Limited and Ms. Chau Jessica Tsz Wa dated August 27, 2019

10.14	**	English translation of Strategic Cooperation Agreement between the Registrant and Ping An Insurance (Group) Company of China, Ltd. dated July 11, 2019

10.15	†**	English translation of Technology Service Agreement between the Registrant Ping An Technology (Shenzhen) Co., Ltd., Ping An Technology (Shenzhen) Co., Ltd. Shanghai branch and Shenzhen Ping An Communication Technology Co., Ltd. dated September 1, 2019

10.16	†**	English translation of Comprehensive Credit Facility Agreement between the Registrant and Ping An Bank dated April 16, 2018

10.17	**	English translation of Amendment dated May 20, 2019 to the Comprehensive Credit Facility Agreement between the Registrant and Ping An Bank dated April 16, 2018

10.18	†**	English translation of Loan Agreement between the Registrant and Ping An Bank dated March 28, 2019

10.19	**	English translation of 2019 Plan of the Registrant

21.1	**	Principal Subsidiaries of the Registrant

23.1	**	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2	**	Consent of Maples & Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	**	Consent of Haiwen & Partners (included in Exhibit 99.2)

24.1	**	Powers of Attorney (included on signature page)

99.1	**	Code of Business Conduct and Ethics of the Registrant

99.2	**	Opinion of Haiwen & Partners regarding certain PRC law matters

99.3	**	Consent of Oliver Wyman

*
To be filed by amendment.

**
Previously filed

†
Certain portions of these exhibits have been omitted as confidential.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on December 9, 2019.

OneConnect Financial Technology Co., Ltd.
By:	/s/ Wangchun Ye
	Name:	Wangchun Ye
	Title:	Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wangchun Ye Wangchun Ye	Chief Executive Officer, Director (principal executive officer)	December 9, 2019
* Rong Chen	Director	December 9, 2019
* Sin Yin Tan	Director	December 9, 2019
* Rui Li	Director	December 9, 2019
* Wenwei Dou	Director	December 9, 2019
* Min Zhu	Director	December 9, 2019
* Qi Liang	Director	December 9, 2019

Signature		Title	Date

* Yaolin Zhang		Director	December 9, 2019
* Tianruo Pu		Director	December 9, 2019
* Lo Wei Jye Jacky		Chief Financial Officer (principal financial and accounting officer)	December 9, 2019
*By:	/s/ Wangchun Ye Name: Wangchun Ye Attorney-in-fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of OneConnect Financial Technology Co., Ltd., has signed this registration statement or amendment in New York, United States on December 9, 2019.

Authorized U.S. Representative
Cogency Global Inc.
By:	/s/ Richard Arthur
	Name:	Richard Arthur
	Title:	Assistant Secretary

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  Item 7. RECENT SALES OF UNREGISTERED SECURITIES.
  Item 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  Item 9. UNDERTAKINGS.
OneConnect Financial Technology Co., Ltd. Exhibit Index
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES